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                                                                Exhibit 99.1

                               [FALCON logo]


                                                               PRESS RELEASE


FOR FURTHER INFORMATION
AT THE COMPANY:
Franklin A. Jacobs
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE: Tuesday, January 4, 2005

           FALCON PRODUCTS ANNOUNCES EXPECTED CHARGE AND UPDATE ON
           -------------------------------------------------------
                              FINANCING MATTERS
                              -----------------

         ST. LOUIS, MISSOURI, January 4, 2005 - Falcon Products, Inc. (Pink
Sheets: FCPR.PK), a leading manufacturer of commercial furniture, announced that it expects to record a significant charge relating to the write-down of inventory. The amount of the inventory write-down, and the underlying causes, are still under review. Management currently estimates that the inventory write-down will exceed $20 million, including approximately $4 million relating to a previously closed facility. However, such estimate is preliminary and the actual amount of any inventory write-down may be materially different from the preliminary estimate. The Company had previously disclosed that certain deficiencies in internal controls existed related to accounting for inventory and that it intended to take certain actions to improve inventory controls. Such actions included performance of a physical inventory of finished goods and work in process on a quarterly basis, improved cycle counting procedures, increased corporate oversight of the controls and procedures over inventory and the hiring of experienced inventory personnel. During the course of the previously announced Audit Committee investigation, it has been determined that these stated actions were either not taken or not completely and properly implemented. As previously announced, the Company hired a new chief financial officer in late October whose responsibilities include addressing these deficiencies.

         The impact, if any, of the expected inventory write-down on the results of the first three quarters of fiscal year 2004, and on periods prior to fiscal year 2004 has not yet been determined. Although the Company believes that it is likely that the inventory write-down will impact prior periods, no definitive conclusion has yet been reached as to whether prior periods are affected or whether the impact on prior periods will warrant a




                               [FALCON logo]


                                                               PRESS RELEASE


restatement of prior period financial statements. As soon as practicable following the completion of its investigation of the inventory write-down, the Company intends to announce its final conclusions and, if necessary, file the required amendments to its previous filings with the Securities and Exchange Commission.

         As previously announced, the Company's Audit Committee commenced an investigation, with the assistance of independent counsel, into certain accounting matters. The Audit Committee investigation is ongoing. On December 20, 2004, the SEC informed the Company that it is conducting a non-public inquiry into certain accounting matters including inventory-related issues. The Company intends to fully cooperate with this inquiry

         The Company also previously announced that it was not in compliance with certain provisions under its senior credit facilities. The Company has been advised by its lenders that, while the Company's request for waivers of such defaults are under review, the lenders are unwilling to provide such waivers at this time. Any restatement of the Company's financial statements for prior periods could result in additional events of default under the Company's various debt agreements. Although the defaults under the senior credit facilities are continuing, the Company continues to have access to borrowings under its revolving credit facility and its ability to serve its customers and pay its employees and vendors in the ordinary course has not been affected.

         On December 15, 2004, the Company announced that it was utilizing the 30-day grace period relating to the payment of interest under its $100 million 11 3/8% Senior Subordinated Notes due 2009 (the "Notes"). Although a final determination has not yet been made as to whether the Company will be able to make the interest payment prior to the expiration of the grace period on January 14, 2005, it is currently likely that such payment will not be made. The non-payment of the interest would constitute an event of default under the Notes as well as under the Company's senior credit facilities.




                               [FALCON logo]


                                                               PRESS RELEASE


         The Company has had preliminary discussions with a large holder of the Notes regarding a possible transaction that would convert the Notes to equity, however, the feasibility of such a transaction has not yet been determined. In addition, the Company, along with its financial advisor Imperial Capital LLC, is evaluating various strategic alternatives relating to a possible restructuring of the Company's outstanding indebtedness.

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 8 manufacturing facilities throughout the world and has approximately 2,100 employees.




Certain statements in this press release that are not historical facts may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the results of the Company's investigation, the ability of the Company to successfully implement improvements in inventory controls, the SEC's ongoing informal inquiry with respect to the Company, the continued willingness of the Company's revolving lenders to provide access to the Company's credit lines, the continued forbearance by the Company's lenders from exercising remedies under the Company's credit arrangements, the Company's success with its liquidity improvement initiatives, and the Company's ability to restructure its outstanding indebtedness. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.